Exhibit 99.1

Nalco Company Announces Preliminary Results and Extension of Tender Offers for

the Company’s Outstanding Senior Subordinated Notes

Press Release	For Further Information Contact: Investor Relations Lisa Curran 630-305-1475 llcurran@nalco.com

Naperville, Ill. – December 20, 2010 – Nalco Company (“Nalco” or the “Company”) today announced the preliminary results of its previously announced cash tender offers for any and all of its outstanding (i) U.S. Dollar-denominated 8 7/8% Senior Subordinated Notes due 2013 (the “Dollar Notes”) and (ii) Euro-denominated 9% Senior Subordinated Notes due 2013 (the “Euro Notes” and, collectively, the “Notes”).

As of 5:00 p.m., New York City time, on December 20, 2010 (the “Early Tender Date”), $113,077,000, aggregate principal amount of the Company’s Dollar Notes and €114,445,000 aggregate principal amount of the Euro Notes due 2013 had been validly tendered and not validly withdrawn.

The table below reflects certain terms of the tender offers:

Reference No.	Outstanding Principal Amount of Notes	Security Description	Maturity Date	Total Consideration(1)	Early Tender Premium(1)	Tender Offer Consideration(1)
CUSIP: 629855AH0	$465 million	U.S. Dollar- denominated 8 7/8% Senior Subordinated Notes due 2013	November 15, 2013	$1,017.79	$15.00	$1,002.79

CUSIP: 629855AF4 ISIN: XS0195292403 ISIN: XS0179153555 Common Code: 019529240 Common Code: 017915355	€200 million	Euro-denominated 9% Senior Subordinated Notes due 2013	November 15, 2013	€1,018.00	€15.00	€1,003.00

(1)	Per $1,000 principal amount of Dollar Notes and €1,000 principal amount of Euro Notes.

Nalco has elected to exercise the Early Purchase Option described in the Offer to Purchase dated December 7, 2010, relating to the tender offers. Holders of the Notes who validly tendered and did not validly withdraw their Notes on or prior to the Early Tender Date will receive on December 21, 2010 (the “Early Payment Date”) the applicable Total Consideration for such tendered Notes, subject to the consummation of a debt financing expected to close on that date. Holders of the Notes who validly tender their Notes after the Early Tender Date but before the expiration of the tender offers will receive only the applicable Tender Offer Consideration for any such Notes that are accepted for purchase in the tender offers.

Nalco also announced that the time and date at which the tender offers will expire has been extended to 12:00 midnight, New York City time, on January 21, 2011. The Company intends to exercise its right to optionally redeem all Notes not tendered in the tender offer. The optional redemption date is expected to be January 20, 2011.

The time and date on or before which validly tendered Notes may be validly withdrawn expired at 5:00 p.m., New York City time, on December 20, 2010. Holders may not validly withdraw any validly tendered Notes after that time and date, except in limited circumstances where we determine additional rights are required by law.

Nalco’s obligations to accept any Notes tendered and to pay the applicable consideration for them are set forth solely in the Offer to Purchase and the related Letter of Transmittal. This press release is neither an offer to purchase nor a solicitation of an offer to sell any Notes. The tender offers are made only by, and pursuant to the terms of, the Offer to Purchase, and the information in this news release is qualified by reference to the Offer to Purchase and the related Letter of Transmittal. Subject to applicable law, the Company may further amend, extend or, subject to certain conditions, terminate the tender offers.

Goldman, Sachs & Co. and Goldman Sachs International are the Dealer Managers for the tender offers. Persons with questions regarding the tender offers should contact the Dealer Managers at (800) 828-3182. Requests for copies of the Offer to Purchase, the related Letter of Transmittal and other related materials should be directed to D.F. King & Co., Inc., the Information Agent and Depositary for the tender offers, at (212) 269-5550 (for banks and brokers only) or (800) – 967-4607 (for all others and toll-free).

About Nalco

Nalco Company is the world’s largest sustainability services company focused on industrial water, energy and air applications; delivering significant environmental, social and economic performance benefits to our customers. We help our customers reduce energy, water and other natural resource consumption, enhance air quality, minimize environmental releases and improve productivity and end products while boosting the bottom line. Together our comprehensive solutions contribute to the sustainable development of customer operations.

Nalco is a member of the Dow Jones Sustainability Indexes. More than 11,500 Nalco employees operate in 150 countries supported by a comprehensive network of manufacturing facilities, sales offices and research centers to serve a broad range of end markets. In 2009, Nalco achieved sales of more than $3.7 billion. For more information visit www.nalco.com.

This press release may include information that could constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements may involve risk and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward-looking statements. Factors that could cause or contribute to such differences include those matters disclosed in Nalco

Holding Company’s Securities and Exchange Commission filings. Past results of the Company are not necessarily indicative of its future results. The Company does not undertake any obligation to update any forward-looking statements.

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